UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

Harley-Davidson, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208

(Address of principal executive offices, including zip code)

(414) 342-4680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2009, Harley-Davidson, Inc. (the “Company”) announced the following:

- On April 30, 2009, Thomas Bergmann, who had been the Company’s Executive Vice President and Chief Financial Officer and interim President of the Company’s Harley-Davidson Financial Services, Inc. (“HDFS”) subsidiary, left the Company to seek other career opportunities.

- John Olin, the Vice President and Controller of the Company’s Harley-Davidson Motor Company subsidiary (the “Motor Company”), will take on the added responsibility of interim Chief Financial Officer of the Company, effective immediately.

- Perry Glassgow, the Company’s Vice President and Treasurer, will also serve as the interim President of HDFS, effective immediately.

- Mark Kornetzke, currently Senior Director, Financial Reporting of the Company, will serve as the Company’s Chief Accounting Officer.

Mr. Olin joined the Company in 2003 and has served as Vice President and Controller of the Motor Company since that time. Before joining the Company, Olin served for 12 years in various financial roles at Kraft Foods, Oscar Mayer Foods and Miller Brewing Company, including his responsibilities as controller of Kraft Foods’ cheese division. Prior thereto, he held positions with financial services and specialized consulting firms including Ernst & Whinney (now Ernst & Young). Olin also is a Certified Public Accountant (CPA).

Mr. Glassgow joined HDFS in 1992 and has held progressively senior level positions within HDFS including Controller and Treasurer before being named Vice President and Treasurer of the Company in 2007.

Mr. Kornetzke has been with the Company or the Motor Company since 1996 in his current capacity or similar capacities. He is also a CPA. Before joining the Company, Mr. Kornetzke was a senior auditor with Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: May 1, 2009	By:	/s/ Tonit M. Calaway
Tonit M. Calaway
Assistant Secretary